JOINT FILING AGREEMENT

Joint Filing Agreement dated as of March 30, 2006, by and among HSN General Managers Holdings Limited Partnership and H.S.N General Managers (2006) Ltd., (together, the "Parties").

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the Parties hereto represents to the other that it is eligible to use Schedule 13D to report its beneficial interest in the ordinary shares, nominal value of NIS 1.00, of BVR Systems (1998) Ltd. beneficially owned and reported upon in the
Schedule 13D to which this agreement is an exhibit ("Schedule 13D") by each of the above named Parties, and each of the above Parties files the Schedule 13D on behalf of itself.

Each of the Parties agrees to be responsible for the timely filing of the
Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, but not for the completeness and accuracy of the information concerning the other Parties, except to the extent it knows or has reason to believe that such information is inaccurate.

HSN GENERAL MANAGERS HOLDINGS
LIMITED PARTNERSHIP

By its General Partner

H.S.N General Managers (2006) Ltd.

By: /s/ Nir Dor
-----------------
Nir Dor, Director

H.S.N GENERAL MANAGERS (2006) LTD.

By: /s/ Nir Dor
-----------------
Nir Dor, Director